EXHIBIT 10.10

____________________________________________________________

amended and restated

Employment AGREEMENT

BETWEEN

ANTHONY P. VALDUGA

AND

COASTALSOUTH BANCSHARES, Inc.

COASTALSTATES bANK

THIS AGREEMENT CONTAINS A BINDING, IRREVOCABLE AGREEMENT

TO ARBITRATE AND IS SUBJECT TO ARBITRATION

PURSUANT TO TITLE 15, CHAPTER 48 (UNIFORM ARBITRATION ACT)

OF THE CODE OF LAWS OF SOUTH CAROLINA.

_________________________________________________________________

amended and restated Employment AGREEMENT

This amended and restated EMPLOYMENT Agreement (this “Agreement”) is made and entered into this 25th day of April, 2024 (the “Effective Date”) by and among CoastalSouth Bancshares, Inc., a Virginia corporation (the “Company”), Coastal States Bank, a South Carolina nonmember bank (the “Bank”) and Anthony P. Valduga (the “Executive”), to be effective as of the Effective Date as defined in Section 1. This Agreement amends and restates that certain existing employment agreement between the parties dated April 29, 2021. Unless the context requires otherwise, as used herein the term “Bank” shall refer to the Company and the Bank.

BACKGROUND

WHEREAS, the Bank desires to engage the Executive as the Chief Financial Officer and Chief Operating Officer (“CFO / COO”) of the Company and the Bank from and after the Effective Date, in accordance with the terms of this Agreement. The Executive is willing to serve as such in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

THIS AGREEMENT CONTAINS A BINDING, IRREVOCABLE AGREEMENT

TO ARBITRATE AND IS SUBJECT TO ARBITRATION

PURSUANT TO TITLE 15, CHAPTER 48 (UNIFORM ARBITRATION ACT)

OF THE CODE OF LAWS OF SOUTH CAROLINA.

1. Effective Date. The effective date of this Agreement (the “Effective Date”) shall be April 25, 2024.

2. Employment. The Executive is hereby employed on the Effective Date as the Chief Financial Officer and Chief Operating Officer (the “CFO / COO”) of the Company and the Bank. In this capacity, the Executive shall have the duties, responsibilities, and authority commensurate with such position as shall be assigned to him by the Boards of Directors of the Company and the Bank (the “Board”) or the Chief Executive Officer of the Company. In his capacity as CFO / COO, the Executive will report directly to the Chief Executive Officer.

3. Term. Unless earlier terminated herein in accordance with Section 7 hereof, the Executive’s employment with the Bank shall be governed by the terms and conditions of this Agreement for a period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Term”). The third anniversary of the Effective Date is referred to herein as the “Term End Date.” Beginning on Term End Date and on each anniversary of the Term End Date thereafter, the Term shall, without further action by the Executive or the Bank, be extended by an additional one-year period; provided, however, that either party may cause the Term to cease to extend automatically, by giving written notice to the other not less than ninety (90) days prior to the scheduled expiration of the Term. Upon such notice, the Term shall terminate upon the expiration of the then-current term, including any prior extensions. Notwithstanding the foregoing, if the Company and/or the Bank enters into a letter of intent (“LOI”) with a third party to effect a transaction that would result in a Change in Control (as defined in Section 6 hereof), then the Bank shall not be permitted to provide the Executive with notice of non-renewal of the Term pursuant to this Section 3 following the execution date of the LOI unless and until such LOI is terminated.

4. Extent of Service. During the Term, the Executive agrees to devote all his professional and business-related time to the business and affairs of the Bank and its affiliates and to use his best efforts to perform faithfully and efficiently his job responsibilities. The Executive acknowledges and agrees that from time to time the Bank may assign the Executive additional positions with the Bank or one of the Bank’s affiliated companies (including its parent companies and subsidiaries), with such additional title, duties, and responsibilities as determined by the Board in its sole discretion. The Executive agrees to serve any and all such positions without additional compensation. As used in this Agreement, the term “the Bank” includes the Bank and any such affiliated companies to which the Executive may be assigned. The parties agree that the conduct of the following services and activities during the Term shall not be a violation of this Agreement: (A) serving on corporate, civic or charitable boards or committees; (B) delivering lectures, fulfilling speaking engagements, or teaching at educational institutions, and (C) managing personal investments, so long as such services and activities do not materially interfere with the performance of the Executive’s responsibilities as the CFO / COO of the Bank in accordance with this Agreement; provided further, however, that the Company Board or Bank Board may require the Executive to cease providing any particular service or participating in any particular activity if the Company Board or Bank Board, as applicable, reasonably concludes that such service or activity is not in the best interests of the Bank.

5. Compensation and Benefits.

(a) Base Salary. During the Term and effective as of January 1, 2024, the Bank will pay to the Executive base salary at the rate of U.S. three hundred and seventy-one thousand dollars ($371,000) per year (“Base Salary”), less normal withholdings, payable in approximately equal bi-weekly or other installments as are or become customary under the Bank’s payroll practices for its employees from time to time. The Compensation Committee of the Company Board (the “Compensation Committee”) shall review the Executive’s Base Salary annually and may increase the Executive’s Base Salary from year to year. Such adjusted salary then shall become the Executive’s Base Salary for purposes of this Agreement. The annual review of the Executive’s salary by the Compensation Committee will consider, among other things, the Executive’s own performance, the Company’s performance, and the Bank’s performance. The Base Salary may not be decreased, unless the Bank faces exigent financial conditions, in which case Executive's Base Salary may be reduced pari passu with the other senior executive officers of the Bank.

(b) Incentive, Savings and Retirement Plans. During the Term, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies, and programs available to the other senior officers of the Bank. Without limiting the foregoing, the following shall apply:

(i) During the Term, the Executive shall have an opportunity to receive an annual cash bonus based upon the achievement of performance goals established from year to year by the Compensation Committee (the “Annual Bonus”). Unless and until changed by the Compensation Committee, the Executive’s target for the Annual Bonus shall be sixty percent (60%) of Base Salary (the “Target Bonus”). The Target Bonus may be changed annually by the Compensation Committee at its sole discretion, but not decreased, unless the Bank faces exigent financial conditions, in which case Executive's Target Bonus may be reduced pari passu with the other senior executive officers of the Bank. The Compensation Committee shall establish performance goals and objectives from year to year on which the Target Bonus shall be based, but the Compensation Committee reserves the sole discretion to modify such goals and objectives, or the final amount of the Annual Bonus, based upon unforeseen events occurring during the related year or its assessment of the Bank’s or the Executive’s performance in general. The Annual Bonus shall be administered under a written compensation plan approved by the Company Board, which shall provide for threshold, target, and stretch goals and payouts for each fiscal year. Except as otherwise provided by the Compensation Committee, the Executive must be employed by the Bank on the date the Annual Bonus, if any, is paid in order to receive the Annual Bonus.

(ii) During the Term, Executive shall have an opportunity to receive annual equity awards under the Company’s 2017 Incentive Plan (the “Plan”). The purpose of the Plan is to promote the success, and enhance the value, of the Company, by linking the personal interests of the Executive to those of Company shareholders and by providing Executive with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate and retain the services of the Executive upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

During the Term, the Executive may be eligible for stock-based awards under the Plan, as determined by the Compensation Committee. The type and amount of such awards shall be determined by the Compensation Committee and shall be based upon the achievement of performance goals established from year to year by the Compensation Committee.

(iii) Upon recommendation of the Executive, the Compensation Committee shall review and consider the establishment of a non-qualified retirement plan for the benefit of the Executive and other senior executive officers of the Bank, with terms that the Compensation Committee and Executive consider to be consistent with similar plans established by the Bank’s peers.

(c) Welfare Benefit Plans. The Executive and his eligible dependents shall be eligible for participation in the welfare benefit plans, practices, policies, and programs provided by the Bank, if any, to the extent available to other peer employees and subject to eligibility requirements and terms and conditions of each such plan; provided, however, that nothing herein shall limit the ability of the Bank to amend, modify or terminate any such benefit plans, policies, or programs at any time and from time to time. Without limiting the foregoing, during the Term, (i) the Bank shall pay the full cost for the Executive and the Executive’s eligible dependents to participate in the group health and dental plan(s) sponsored by the Bank, and (ii) the Bank shall pay up to an aggregate of five hundred dollars ($500) per month towards the Executive’s participation in any other welfare benefit plan offered by the Bank. Notwithstanding the foregoing, if at any time the Bank determines, in its sole discretion, that its payment of the full cost of the Executive and the Executive’s eligible dependents participation in the Bank’s group health and dental plans as contemplated in subsection (i) of the previous sentence would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act (“ACA”), as amended by the 2010 Health Care and Education Reconciliation Act), then the Bank shall not be obligated to pay the full cost of such participation and the parties agree to reform this Section 5(d) in a manner as is necessary to comply with Section 105(h)(2) of the Code, the ACA or any statute or regulation of similar effect. The Bank does not warrant the taxability or nontaxability of the benefits afforded pursuant to this Section 5(d) or Section 8(a)(iii).

(d) Expenses. During the Term, the Executive shall be entitled to receive prompt reimbursement from the Bank for all reasonable and customary expenses incurred by the Executive in the course of performing his duties and responsibilities under this Agreement, in accordance with the policies, practices, and procedures of the Bank with respect to travel, entertainment, and other business expenses (“Business Expenses”).

(e) Professional Associations. The Executive shall be entitled to attend such courses, annual meetings, conferences, and seminars of his selection at the Bank’s expense, provided that the Bank shall only be required to cover reasonable expenses associated with the Employee’s attendance at such courses, conferences and seminars that are incurred consistent with the Bank’s budget and policies then in effect.

(f) Vacation. During the Term, Executive will be entitled to four weeks of paid vacation each year in accordance with the policies, practices, and procedures of the Bank.

6. Change in Control. For purposes of this Agreement, “Change in Control” shall mean the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a subsidiary of the Company (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 Act, as amended (“Beneficial Owners”)), respectively, of the outstanding Company Stock and the Company’s then outstanding securities eligible to vote for the election of directors (“Company Voting Securities”) immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from or surviving such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity. A Change in Control shall not include a public offering of any class or series of the Company’s equity securities pursuant to a registration statement filed by the Company under the Securities and Exchange Act of 1933, as amended.

7. Termination of Employment.

(a) Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term.

(b) Disability. If the Bank determines in good faith that the Executive has become Disabled (as defined below) during the Term, then it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Bank shall terminate effective on the thirtieth (30th) day after receipt of such written notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the inability of the Executive, as reasonably determined by the Bank, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months. At the request of the Executive or his personal representative, the Bank’s determination that the Disability of Executive has occurred shall be certified by a physician mutually agreed upon by the Executive, or his personal representative, and the Bank.

(c) Termination by the Bank. The Bank may terminate the Executive’s employment during the Term with or without Cause. For purposes of this Agreement, a termination shall be considered to be for “Cause” if it occurs in conjunction with a good faith determination by the Board that any of the following have occurred:

(i) a material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement;

(ii) conduct by the Executive that (A) constitutes fraud or dishonesty and (B) is demonstrably likely to lead to material injury to the Bank or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Executive;

(iii) conduct by the Executive that constitutes willful misconduct or insubordination, or gross malfeasance of duty;

(iv) conviction of (or plea of nolo contendere by) the Executive during the Term of a crime involving breach of trust or moral turpitude or a felony;

(v) the exhibition by Executive of a standard of behavior within the scope of Executive’s employment that is materially disruptive to the orderly conduct of the Bank’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board’s good faith and reasonable judgment, with Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Bank’s best interest; or

(vi) conduct by the Executive that results in the permanent removal of the Executive from his position as an officer or employee of the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Bank.

In the event that the Bank seeks to terminate Executive’s employment for Cause under subsections (i) or (iii) above, Executive shall have the following cure provisions and rights: the Bank shall furnish to Executive in writing a notice of the subsection relied upon and describing the facts establishing Cause under that subsection. Executive shall then have a period of thirty (30) days after receipt of such written notice of proposed termination by the Company in which to attempt to effect a cure of the specified Cause. At the end of such thirty (30) day period, Executive shall be provided with an opportunity to be heard in person by the Board (with the assistance of counsel, if desired). In the event of any such hearing, if the Board determine that no such cure has been effected then the Executive’s employment shall be terminated.

(d) Termination by the Executive. The Executive’s employment may be terminated by the Executive for any reason or for Good Reason by providing thirty (30) days prior written notice to the Bank. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without the Executive’s consent:

(i) a material diminution in the Executive’s Base Salary or reduction in target Annual Bonus, except as contemplated by Sections 5(a) and 5(b);

(ii) a material diminution in the Executive’s authority, duties, or responsibilities such that the Executive’s authority, duties or responsibilities are no longer commensurate with those typically provided by a CFO / COO;

(iii) the relocation of the Executive’s principal office to a facility or location more than fifty (50) miles away from the Company’s principal office; provided, however, that Good Reason shall not include (A) any relocation of the Executive’s principal office which is proposed or initiated by the Executive; or (B) any relocation that results in the Executive’s principal place office being closer to the Executive’s then-principal residence; or

(iv) any action or inaction that constitutes a material breach by the Company or Bank of this Agreement.

The Executive’s termination for Good Reason must occur within a period of ninety (90) days after the occurrence of an event of Good Reason. A termination by the Executive shall not constitute termination for Good Reason unless the Executive shall first have delivered to the Bank written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than thirty (30) days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than thirty (30) days) within which the Bank may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Executive. Good Reason shall not include the Executive’s death or Disability. The parties intend, believe, and take the position that a resignation by the Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).

(e) Notice of Termination. Any termination by the Bank or the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 18(d) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Bank, respectively, hereunder or preclude the Executive or the Bank, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Bank’s rights hereunder.

(f) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated other than by reason of death or Disability, the date of receipt of the Notice of Termination or, subject to any cure period, any later date specified therein within sixty (60) days after receipt of the Notice of Termination, as the case may be, or (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

8. Obligations of the Bank upon Termination.

(a) Termination by the Bank Other Than for Cause or Disability; Termination by Executive for Good Reason. If, during the Term, (A) the Bank shall terminate the Executive’s employment other than for Cause or Disability, or (B) the Executive shall terminate employment for Good Reason, then, and with respect to the payments and benefits described in clauses (ii) and (iii) below, only if within sixty (60) days after the Date of Termination the Executive shall have executed a separation agreement containing a full general release of claims and covenant not to sue in a form satisfactory to the Bank (the “Release”) and such Release shall not have been revoked within the time period specified therein:

(i) the Bank shall pay to the Executive in a lump sum in cash within sixty (60) days after the Date of Termination, the exact payment date to be determined by the Bank, the sum of (1) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, and (2) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”);

(ii) the Bank shall pay to the Executive in a lump sum in cash within sixty (60) days after the Date of Termination, the exact payment date to be determined by the Bank, a severance payment equal to 1.50 times the sum of (1) the Executive’s Base Salary in effect as of the Date of Termination, and (2) the average of the Annual Bonuses earned by Executive for each of the three fiscal years immediately preceding the year in which the Date of Termination occurs (the “Three-Year Average Annual Bonus”); provided, however, that if such termination occurs within eighteen (18) months following a Change in Control, then the Bank shall pay to the Executive in a lump sum in cash within sixty (60) days after the Date of Termination, the exact payment date to be determined by the Bank, a severance payment equal to the 2.99 times the sum of (1) the Executive’s Base Salary in effect as of the Date of Termination, and (2) the Three-Year Average Annual Bonus;

(iii) if the Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then during the period that the Executive is entitled to such coverage under COBRA (the “Welfare Benefits Continuation Period”), the Bank shall pay the excess of (1) the COBRA cost of such coverage over (2) the amount that the Executive would have had to pay for such coverage if he had remained employed during the Welfare Benefits Continuation Period and paid the active employee rate for such coverage; provided, however, that (A) that if the Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to the Executive’s spouse), the Bank’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; and (B) the Welfare Benefits Continuation Period shall run concurrently with any period for which the Executive is eligible to elect health coverage under COBRA; and

(iv) to the extent not theretofore paid or provided, the Bank shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Bank and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

For the avoidance of doubt, the parties acknowledge that, in the event that the Executive terminates his employment for Good Reason as a result of the decrease in his Base Salary as contemplated in Section 7(d)(i) hereof, then the Base Salary used for purposes of the calculation of the Accrued Obligations and severance payment under subsection (ii) above, shall be the Base Salary in effect immediately prior to such reduction.

(b) Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Term, this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid by the Bank to the Executive or the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(b) shall include without limitation, and the Executive or the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices, and policies relating to death or disability benefits, if any, as are applicable to the Executive on the Date of Termination.

(c) Termination by the Bank for Cause; Executive’s Resignation without Good Reason. If, during the Term, the Bank shall terminate Executive’s employment for Cause or the Executive shall resign for any reason other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid by the Bank to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination.

(d) Resignations. Termination of the Executive’s employment for any reason whatsoever shall constitute the Executive’s resignation as an officer of the Bank, its subsidiaries and affiliates.

9. Restrictive Covenants. For purposes of this Section 9, the “Company” shall be deemed to include both CoastalSouth Bancshares, Inc. and the Bank.

(a) Acknowledgments.

(i) Condition of Employment and Other Consideration. The Executive acknowledges and agrees that he has received good and valuable consideration for entering into this Agreement and further acknowledges that the Company would not continue to employ the Executive in the absence of his execution of and compliance with this Section 9.

(ii) Access to Confidential Information, Relationships, and Goodwill. The Executive acknowledges and agrees that he is being provided and entrusted with Confidential Information (as that term is defined in Section 9(b) hereof), including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement. The Executive also acknowledges and agrees that he is being provided and entrusted with access to the Company’s customer and employee relationships and goodwill. The Executive further acknowledges and agrees that the Company would not provide access to the Confidential Information, customer and employee relationships, and goodwill in the absence of the Executive’s execution of and compliance with this Agreement. The Executive further acknowledges and agrees that the Company’s Confidential Information, customer and employee relationships, and goodwill are valuable assets of the Company and are legitimate business interests that are properly subject to protection through the covenants contained in this Agreement.

(iii) Potential Unfair Competition. The Executive acknowledges and agrees that as a result of his employment with the Company, his knowledge of and access to Confidential Information, and his relationships with the Company’s customers and employees, the Executive would have an unfair competitive advantage if the Executive were to engage in activities in violation of this Section 9.

(iv) No Undue Hardship. The Executive acknowledges and agrees that, in the event that his employment with the Company terminates, the Executive possesses marketable skills and abilities that will enable him to find suitable employment without violating the covenants set forth in this Section 9.

(v) Voluntary Execution. Executive acknowledges and affirms that he is executing this Agreement voluntarily, that he has read this Agreement carefully and had a full and reasonable opportunity to consider this Agreement (including an opportunity to consult with legal counsel), and that he has not been pressured or in any way coerced, threatened or intimidated into signing this Agreement.

(vi) Geographic Scope of Service. Executive acknowledges and agrees that, by virtue of his senior executive status with the Company and his substantial access to Confidential Information, customer and employee relationships, and goodwill described above, he will engage in business on behalf of the Company throughout the entire geographic area in which the Company conducts business, including but not limited to the Restricted Territory (as that term is defined in Section 9(b) hereof).

(b) Definitions. The following capitalized terms used in this Section 9 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(i) “Competitive Services” means the provision of all credit-related policies, practices, administration and management services on behalf of any person or entity principally engaged in the community banking or commercial banking business, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits and otherwise engaging in the business of banking, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of the Executive’s Termination Date, or during the two (2) years immediately prior to the Executive’s Termination Date.

(ii) “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (A) is or has been disclosed to the Executive or of which the Executive becomes or has become aware as a consequence of his employment with the Company; (B) has value to the Company; and (C) is not generally known outside of the Company and is not publicly available. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets; financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(iii) “Material Contact” means contact between the Executive and a customer or potential customer of the Company (A) with whom or which the Executive has or had dealings on behalf of the Company; (B) whose dealings with the Company are or were coordinated or supervised by the

Executive; (C) about whom the Executive obtains Confidential Information in the ordinary course of business as a result of his employment with the Company; or (D) who receives products or services of the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive within the two (2) years prior to the Executive’s Termination Date.

(iv) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(v) “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(vi) “Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom the Executive has had Material Contact on behalf of the Company during his employment with the Company.

(vii) “Protected Work” means any and all ideas, inventions, formulas, Confidential Information, source codes, object codes, techniques, processes, concepts, systems, programs, software, software integration techniques, hardware systems, schematics, flow charts, computer data bases, client lists, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable, and whether or not subject to copyright or trademark or trade secret protection, conceived, developed or produced by the Executive, or by others working with the Executive or under his direction, during the period of his employment and relating to the Company’s business, relating to work performed by Executive for the Company, or using the Company’s resources or time.

(viii) “Restricted Period” means any time during the Executive’s employment with the Company, and if the Executive’s employment is terminated for any reason during the Term or if the Executive has given notice to the Company under Section 3 hereof to cause the Term to cease to extend automatically, the Restricted Period shall mean during the Executive’s employment plus twelve (12) months following the Termination Date.

(ix) “Restricted Territory” means all counties in South Carolina (and any other State) in which the Company maintains one or more branches or has filed the requisite notices or applications with the appropriate regulatory authority to open one or more branches at the time of the conduct in question (if the conduct occurs while the Executive is still employed by the Company) or the Termination Date (if the conduct occurs after the Executive’s Termination), as applicable.

(x) “Restrictive Covenants” means the restrictive covenants contained in subsections (c) through (h) of this Section 9.

(xi) “Termination” means the termination of the Executive’s employment with the Company, for any reason, whether with or without cause, upon the initiative of either party.

(xii) “Termination Date” means the date of the Executive’s Termination.

(c) Restriction on Disclosure and Use of Confidential Information. The Executive agrees that the Executive shall not, directly or indirectly, use any Confidential Information on the Executive’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such

Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information or for three (3) years following the Termination Date, whichever is shorter. The Executive further agrees that he shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or the Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Executive shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Executive.

(d) Non-Competition. The Executive agrees that during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in Competitive Services within the Restricted Territory on his own behalf or on behalf of any Person or any Principal or Representative of any Person, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control, of any business, whether in corporate, proprietorship or partnership form or otherwise where such business is engaged in the provision of Competitive Services within the Restricted Territory; provided, however, that the foregoing shall not prohibit the Executive from directly or indirectly owning five percent or less of the equity ownership interests of company, provided that the Executive does not provide management or consulting services to such company and does not belong to the board of directors (or functionally equivalent governing body) of such company. The Executive acknowledges that the Restricted Territory is reasonable.

(e) Non-Solicitation of Protected Customers. The Executive agrees that during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(f) Non-Recruitment of Employees. The Executive agrees that during the Restricted Period, he shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, solicit, induce or hire away or attempt to solicit, induce or hire away any employee of the Company.

(g) Proprietary Rights.

(i) Ownership and Assignment of Protected Works. The Executive agrees that any and all Confidential Information and Protected Works are the sole property of the Company, and that no compensation in addition to the Executive’s base salary is due to the Executive for development or transfer of such Protected Works. The Executive agrees that he shall promptly disclose in writing to the Company the existence of any Protected Works. The Executive hereby assigns all of his rights, title and interest in any and all Protected Works, including all patents or patent applications, and all copyrights therein, to the Company. The Executive shall not be entitled to use Protected Works for his own benefit or the benefit of anyone except the Company without written permission from the Company and then only subject to the terms of such permission. The Executive further agrees that he will communicate to the Company any facts known to him and testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute all divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications, all assignments, all registration applications, and all other instruments or papers to carry into full force and effect the assignment, transfer, and conveyance hereby made or to be made and generally do everything possible for title to the Protected Works and all patents or copyrights or trademarks or service marks therein to be clearly and exclusively held by the Company. The Executive agrees that he will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. The Executive agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him without the express written consent of the Company.

Anything herein to the contrary notwithstanding, the Executive will not be obligated to assign to the Company any Protected Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by the Executive for the Company. The Executive likewise will not be obligated to assign to the Company any Protected Work that is conceived by the Executive after the Executive leaves the employ or service of the Company, except that the Executive is so obligated if the same relates to or is based on Confidential Information to which the Executive had access by virtue of his employment with the Company. Similarly, the Executive will not be obligated to assign any Protected Work to the Company that was conceived and reduced to practice prior to his employment, regardless of whether such Protected Work relates to or would be useful in the business of the Company. The Executive acknowledges and agrees that there are no Protected Works conceived and reduced to practice by him prior to his employment with the Company.

(ii) No Other Duties. The Executive acknowledges and agrees that there is no other contract or duty on his part now in existence to assign Protected Works to anyone other than the Company.

(iii) Works Made for Hire. The Company and the Executive acknowledge that in the course of his employment with the Company, the Executive may from time to time create for the Company copyrightable works. Such works may consist of manuals, pamphlets, instructional materials, computer programs, software, software integration techniques, software codes, and data, technical data, photographs, drawings, logos, designs, artwork or other copyrightable material, or portions thereof, and may be created within or without the Company’s facilities and before, during or after normal business hours. All such works related to or useful in the business of the Company are specifically intended to be works made for hire by the Executive, and the Executive shall cooperate with the Company in the protection of the Company’s copyrights in such works and, to the extent deemed desirable by the Company, the registration of such copyrights.

(h) Return of Materials. The Executive agrees that he will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Termination Date, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, keys, credit and identification cards, personal items or equipment, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that the Executive received from or through his employment or service with the Company. The Executive will not make, distribute, or retain copies of any such information or property. To the extent that the Executive has electronic files or information in his possession or control that belong to the

Company, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, the Executive shall (A) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (B) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (C) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. The Executive agrees that he will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the Termination Date or at any other time the materials and/or electronic file actions are requested by the Company or if the Executive otherwise fails to comply with this provision.

(i) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event the Executive breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, the Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Executive understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Executive understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from the Executive any amounts previously received by the Executive pursuant to Section 8(a)(ii) and its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against the Executive shall not be impaired in any way by the existence of a claim or cause of action on the part of the Executive based on, or arising out of, this Agreement or any other event or transaction.

(ii) Severability and Modification of Covenants. The Executive acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

(j) Disclosure of Agreement. The Executive acknowledges and agrees that, during Restricted Period, he will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor, or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor, or lender. The Executive further agrees that the Company shall have the right to make any such prospective employer, business partner, investor, or lender of the Executive aware of the existence and terms of this Agreement.

10. Agreement Not to Disparage. The Executive hereby agrees that at all times after the date hereof he will not make any statement, whether verbally or in written form, or otherwise take any action that may reasonably be considered to disparage or impugn the Bank or any of its subsidiaries or affiliates; the management, practices, services, or reputation of the Bank or any of its subsidiaries or affiliates; or any of the Bank’s or any of its subsidiaries’ or affiliates’ employees, officers, directors, agents, or affiliates. Notwithstanding the foregoing, this Section 10 shall not limit the rights of the Executive to provide truthful testimony or make truthful statements which are compelled by a court of competent jurisdiction, arbitrator, regulatory agency or other tribunal or investigative body in accordance with any applicable statute, rule, or regulation.

11. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any employee benefit plan, program, policy, or practice provided by the Bank or its affiliated companies and for which the Executive may qualify, except as specifically provided herein. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of the Bank or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

12. Full Settlement; No Mitigation. The Bank’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

13. Code Section 280G.

(a) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, (1) the parties agree to take such action(s) as may be necessary to place Executive in the best after-tax position taking into account all income, employment and excise taxes, without regard to the deductibility of any payments by the Bank, and (2) prior to the making of any Payments to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax

(the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in Section 13(b) below). For purposes of this Section 13, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 13, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b) All determinations required to be made under this Section 13, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm or compensation consulting firm mutually acceptable to the Bank and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Bank and Executive within 15 business days after the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Bank. All fees and expenses of the Determination Firm shall be borne solely by the Bank. Any determination by the Determination Firm shall be binding upon the Bank and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 13 (a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Bank to or for the benefit of Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c) For purposes of determining whether and the extent to which the Payments will be subject to the Excise Tax, no portion of the Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account. To the extent requested by Executive, the Bank shall cooperate with Executive in good faith in valuing, and shall direct the Determination Firm to value, services to be provided by Executive (including refraining from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which cause the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of the regulations under Section 280G of the Code.

(d) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 13 shall be of no further force or effect.

14. Arbitration. Any claim or dispute arising under or relating to this Agreement or the breach, termination, or validity of any term of this Agreement shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all controversies; provided, however, that nothing in this Section 14 shall prohibit the Bank from exercising its right under Section 9 to pursue injunctive remedies with respect to a breach or threatened breach of the Restrictive Covenants. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

15. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Bank shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Bank may, without the Executive’s consent, assign, whether by assignment agreement, merger, operation of law or otherwise, this Agreement to the Company or to any successor or affiliate of the Company, subject to such assignee’s express assumption of all obligations of the Bank hereunder. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

(c) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, “Bank” shall mean the Bank as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16. Cooperation. The Executive shall provide the Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Executive’s employment hereunder. This provision shall survive any termination of this Agreement. The Bank shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations under this Section 16 at the request of the Bank. The Executive’s obligations under this Section 16, and the Executive’s rights to payment or reimbursement of expenses pursuant to this Section 16, shall expire at the end of ten (10) years after the Date of Termination.

17. Code Section 409A.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Bank nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

(b) Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

(c) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit (including any installment payments) that would have otherwise been payable during such 60-day period shall be accumulated and paid on the 60th day after the Date of Termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Bank may elect to make or commence payment at any time during such period.

(d) Permitted Acceleration. The Bank shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

(e) Timing of Reimbursements and In-kind Benefits. If, during the Term, Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

18. Miscellaneous.

(a) Governing Law; Forum Selection; Consent to Jurisdiction. The Company and the Executive agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Georgia without giving effect to its conflicts of law principles. The Executive agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be a court of competent jurisdiction in the State of Georgia, Fulton County. With respect to any such court action, the Executive hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c) Amendments. This Agreement may not be amended or modified otherwise than-by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: Anthony P. Valduga

Address on file with the Bank

If to the Bank: Coastal States Bank

5 Bow Circle

Hilton Head, SC 29928

Attention: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Withholding. The Bank may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Waivers. The Executive’s or the Bank’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Bank may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Bank and the Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(i) Construction. The Bank and the Executive understand and agree that because they both have been given the opportunity to have counsel review and revise this Agreement, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against either of the parties.

(j) Counterparts. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of the parties hereto be contained on any one counterpart hereof. Each counterpart shall be deemed an original but all counterparts together shall constitute one and the same instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other electronic transmission of any signature shall be deemed an original and shall bind such party.

19. Regulatory Action.

(a) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit

Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of such order.

(b) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall reinstate (in whole or in part) any of its obligations which were suspended.

(c) If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default.

(d) All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the Agreement is necessary for the continued operation of the Bank (1) by the director of the FDIC or her or her designee (the “Director”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in 13(c) of the FDIA; or (2) by the Director, at the time the Director approves a supervisory merger to resolve problems related to operation of the Bank when the Bank is determined by the Director to be in an unsafe and unsound condition.

(e) Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to any provision herein in contravention of the requirements of Section 2[18(k)] of the FDIA (12 U.S.C. 1828(k)). In particular, the provisions pertaining to the potential for payments shall have no force or effect as long as either the agreement concerning the potential for payments or the actual payment of such amounts would be considered a “golden parachute payment,” with the meaning of 12 C.F.R. Section 359.1(f).

(Signatures on following page)

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of the Company and the Bank have caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

/s/ Anthony P. Valduga

Anthony P. Valduga

COASTALSOUTH BANCSHARES, INC.

By: /s/ Stephen R. Stone

President and CEO

COASTAL STATES BANK

By: /s/ Stephen R. Stone

President and CEO